Exhibit 99.1

Harvard Ave Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares

and Rights, Commencing on December 15, 2025

New York, Dec. 09, 2025 (GLOBE NEWSWIRE) – Harvard Ave Acquisition Corporation (the “Company”) (Nasdaq: HAVA), a blank check company, today announced that, commencing on December 15, 2025, holders of 14,500,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the Class A ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “HAVAU.” Any underlying Class A ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “HAVA” and “HAVAR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into Class A ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. D. Boral Capital LLC acted as the sole book-running manager for the offering. A registration statement on Form S-1 (File No. 333- 284826) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 30, 2025. The Offering was made only by means of a prospectus, copies of which may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at +1 (212) 970-5150, by email at info@dboralcapital.com, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Harvard Ave Acquisition Corporation

Harvard Ave Acquisition Corporation is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact Information:

Harvard Ave Acquisition Corporation
Sung Hyuk Lee
Chief Executive Officer

3rd Floor, 166 Yeongsin-ro
Yeongdengpo-gu, Seoul, 07362
Email: sunghyuk.lee23@gmail.com